UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
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FORM 8-K
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CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

May 11, 2026
Date of Report (date of earliest event reported)
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GigaCloud Technology Inc
(Exact name of registrant as specified in its charter)
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Cayman Islands (State or other jurisdiction of incorporation or organization)	001-41454 (Commission File Number)	00-0000000 (I.R.S. Employer Identification Number)
4388 Shirley Ave El Monte, CA 91731
(Address of principal executive offices and zip code)
(626) 912-8886
(Registrant's telephone number, including area code)
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Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:
Title of each class	Trading Symbol	Name of each exchange on which registered
Class A ordinary shares, par value $0.05 per share	GCT	The Nasdaq Stock Market LLC
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company	☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01. Other Events.
On May 11, 2026, an affiliated entity of Mr. Lei Wu, Chief Executive Officer of GigaCloud Technology Inc (the “Company”), filed a notice on Form 144 with the Securities and Exchange Commission (“SEC”) indicating that such entity intends to enter into a prepaid variable forward contract (the “PVFC”). In connection with the PVFC, such entity would pledge up to 700,000 of the Company’s Class A ordinary shares (the “PVFC Shares” and such pledge, the “PVFC Pledge”). The PVFC Shares represent up to approximately 9.5% of the Company shares beneficially owned by Mr. Wu and up to approximately 1.9% of the Company’s total outstanding shares. The PVFC Shares were acquired via conversion of Class B ordinary shares of the Company held by such affiliated entity. The PVFC is expected to be executed no later than June 29, 2026, and is expected to have a tenor of approximately three years.
Mr. Wu completed applicable internal procedures and received approval to permit his affiliated entity to enter into the PVFC and the PVFC Pledge. Mr. Wu communicated that entry into the PVFC is intended to facilitate an orderly diversification of his interests and to provide Mr. Wu with liquidity in relation to the PVFC Shares while retaining exposure to the appreciation of the PVFC Shares up to a specified cap, or without such cap if the PVFC is settled in cash.
Mr. Wu has also informed the Company that, absent unforeseen changes in circumstances, he presently has no intention to execute any sales of Company shares in the 12 months following execution of the PVFC.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized on this 11th day of May 2026.

GigaCloud Technology Inc

By:	/s/ Larry Lei Wu
Name:	Larry Lei Wu
Title:	Chairman of the Board of Directors and Chief Executive Officer